Exhibit 99.1

1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Completes
Acquisition of Gulf of Mexico Shelf Properties
from Newfield Exploration Company for $1.1 Billion

NEW ORLEANS, LA, August 6, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that it has completed its acquisition of the Gulf of Mexico Shelf oil and gas properties of Newfield Exploration Company (NYSE: NFX) and certain exploration rights for approximately $1.08 billion in cash.

The acquisition provides McMoRan a diversified portfolio of oil and gas properties with significant production and cash flow generating capacity and an expanded exploration acreage position to pursue opportunities on the Shelf of the Gulf of Mexico.

The transaction is effective July 1, 2007.  The purchase price remains subject to post-closing adjustments.  The transaction was funded with borrowings of approximately $394 million under a $700 million bank credit facility and $800 million in borrowings under a bridge facility.  Additionally, McMoRan issued $100 million in letters of credit under its bank credit facility to support abandonment obligations associated with the acquired properties.  In connection with the closing, McMoRan repaid an existing $100 million term loan.  McMoRan expects to issue long-term notes and equity and equity-linked securities to replace the bridge loan facility.

James R. Moffett and Richard C. Adkerson, McMoRan’s Co-Chairmen, said: “The acquisition of Newfield’s Gulf of Mexico Shelf properties provides us with significant reserves and production together with expanded exploration opportunities in our focused area of operations.  The substantial cash flows being generated from these properties will allow us to delever rapidly and invest in high potential exploration and development opportunities.  We will benefit from having increased scale in the area where we have had historical success.  Our recent Flatrock discovery is an excellent example of our strategy of targeting large structures below 15,000 feet with significant additional development and exploration opportunities.”

The properties include 124 fields on 148 offshore blocks which produced approximately 260 million cubic feet of natural gas equivalents per day in the second quarter of 2007.  Proved reserves as of July 1, 2007, for these properties, are estimated at 323 billion cubic feet of natural gas equivalents, approximately 70 percent of which are natural gas.  Approximately ninety percent of the proved reserves for the acquired properties were based on estimates by Ryder Scott Company, L.P.

McMoRan acquired approximately 1.3 million gross acres of offshore leases.  McMoRan also acquired a 50 percent interest in Newfield’s nonproducing exploration leases on the Shelf and certain of Newfield’s interests in leases associated with its Treasure Island prospect inventory.

McMoRan is retaining personnel and contractors who have supported Newfield’s management of the acquired properties.  In addition, the explorationists from McMoRan and Newfield will jointly pursue exploration activities on nonproducing leases on the Shelf held by Newfield.

In connection with the closing of the Newfield transaction, McMoRan has entered into hedging transactions comprising approximately 80 percent of its estimated proved producing volumes, excluding oil from Main Pass Block 299, as follows:

Natural Gas Positions (million MMbtu)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2008	16.4	$ 8.60	6.6	$ 6.00	23.0
2009	7.3	$ 8.97	3.2	$ 6.00	10.5
2010	2.6	$ 8.63	1.2	$ 6.00	3.8

Oil Positions (thousand bbls)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2008	693	$ 73.50	288	$ 50.00	981
2009	322	$ 71.82	125	$ 50.00	447
2010	118	$ 70.89	50	$ 50.00	168

(1) Covering periods January-June and November-December
(2) Covering periods July-October

Merrill Lynch & Co. and JPMorgan acted as financial advisors to McMoRan in the acquisition.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements about McMoRan.  When used in this document, the words “anticipates” “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.  In making any of those statements, McMoRan believes that its expectations are based on reasonable assumptions.  However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  These forward-looking statements are subject to numerous risks and uncertainties.  There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of McMoRan, including variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain commercial arrangements  for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.

#     #     #